EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER
AND FISCAL YEAR ENDED SEPTEMBER 30, 2016

HAUPPAUGE, N.Y. - January 13, 2017 - Vicon Industries, Inc. (NYSE MKT: VII), a global producer of end-to-end security solutions, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2016.

In August 2016, the Company appointed John M. Badke as its new CEO, after initially serving in an interim capacity after the resignation of Mr. Fullerton. Mr. Badke, who joined the Company in 1992, continues to serve as the Company’s Chief Financial Officer.

Mr. Badke said, “The Company’s results for the quarter were negatively impacted by a number of factors, which in part, are expected to linger through fiscal 2017. Revenues weakened across all market segments due principally to a continuing reliance on legacy product offerings and the continuing market effects of previously reported camera line issues. Operating expenses included a $2.0 million non-cash charge for the write-down of intangible assets, but were otherwise significantly reduced as a result of ongoing cost reduction measures".

Looking forward to fiscal 2017, the Company recently launched its long awaited Valerus Video Management system platform, which was designed to deliver the ultimate ease-of-use experience and serve as the core foundation for Vicon’s long term technology vision. Significant enhancements to this platform and the Company’s camera line are planned for release through the end of fiscal 2017, which should ultimately improve the Company’s market competitiveness.

As previously announced, the Company secured an increased credit facility of $6 million in the quarter to provide needed working capital in fiscal 2017. However, the Company is currently evaluating additional funding options and strategic alternatives to finance its aggressive technology roadmap and growth initiatives over the upcoming twelve month period. The Company will consider all future cost cutting measures that will not impact its market competitiveness or delay critical planned new product launches. There are no guarantees that such plans will be successful.

Fourth Quarter Fiscal 2016 Financial Results

Revenues for the fourth quarter of fiscal 2016 decreased 42% to $7.4 million as compared to $12.7 million in the fourth quarter of fiscal 2015. The $5.3 million decrease in the current quarter included a $4.8 million, or 45%, decrease in sales in the Americas market and a $595,000, or 28%, decrease in EMEA market sales. Revenues weakened across all market segments due principally to a continuing reliance on legacy product offerings and the continuing market effects of previously reported camera line issues. In addition, prior year quarter revenue levels included $1.2 million of non-recurring billings to a former customer under an OEM supply contract. Order intake for the current quarter decreased $3.8 million to $7.2 million as compared to $11.0 million in the fourth quarter of fiscal 2015.

Gross profit margins were 35.9% for the fourth quarter of fiscal 2016 as compared to 41.5% for the fourth quarter of fiscal 2015. Current quarter margins were negatively impacted by certain non-recurring inventory charges and the impact of fixed overhead costs relative to reduced sales. Operating expenses for the fourth quarter of fiscal 2016 increased $136,000 to $5.9 million compared with $5.8 million in the fourth quarter of fiscal 2015. Operating expenses for the fourth quarter of fiscal 2016 included a $2.0 million non-cash writedown of intangible assets. Excluding this writedown, operating expenses decreased $1.8 million to $3.9 million for the fourth quarter of fiscal 2016 due to ongoing selling, general and administrative cost reduction initiatives.

Net loss for the fourth quarter of fiscal 2016 was $3.3 million, or $.35 per basic and diluted share, as compared to a net loss of $467,000, or $.05 per basic and diluted share, in the fourth quarter of fiscal 2015. Adjusted non-GAAP net loss for the fourth quarter of fiscal 2016 was $1.5 million, or $.17 per basic and diluted share, as compared to adjusted non-GAAP net loss of $202,000, or $.02 per basic and diluted share, in the fourth quarter of fiscal 2015. Please refer to the presentation at the end of the table of operations for a reconciliation of our fourth quarter GAAP net loss to our adjusted non-GAAP net loss for such periods.

NYSE MKT Company Guide Required Disclosure

The NYSE MKT Company Guide Section 610(b) requires public announcement of the receipt of an audit opinion containing a going concern explanation. As disclosed in its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, the Company's audited financial statements contains a going concern explanatory paragraph in the audit opinion from its independent registered public accounting firm.

About Vicon

Vicon Industries, Inc. (NYSE MKT: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has principal offices in Yavne, Israel; the United Kingdom and San Juan Capistrano, California. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our restructuring plan expectations, (ii) our technology, new product launch and market channel plans and (iii) our future cash flow and strategies. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our need for additional financing; our ability to manufacture and develop effective products and solutions; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE MKT requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 29, 2014. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$7,354,000	$12,737,000	$35,760,000	$44,884,000
Gross profit	2,639,000	5,287,000	13,358,000	17,646,000

Operating expenses:
Selling, general and administrative expense	2,667,000	4,383,000	13,657,000	17,089,000
Engineering and development expense	1,243,000	1,371,000	5,193,000	5,063,000
Goodwill and intangible asset impairment	1,979,000	—	7,996,000	—
Restructuring charges	—	—	—	573,000
Total operating expenses	5,889,000	5,754,000	26,846,000	22,725,000

Operating loss	(3,250,000)	(467,000)	(13,488,000)	(5,079,000)

Gain on sale of building	—	—	785,000	—

Loss before income taxes	(3,296,000)	(467,000)	(12,774,000)	(5,218,000)
Income tax expense	—	—	—	—
Net loss	$(3,296,000)	$(467,000)	$(12,774,000)	$(5,218,000)

Loss per share:
Basic	$(.35)	$(.05)	$(1.37)	$(.57)
Diluted	$(.35)	$(.05)	$(1.37)	$(.57)

Shares used in computing loss per share:
Basic	9,348,000	9,202,000	9,341,000	9,153,000
Diluted	9,348,000	9,202,000	9,341,000	9,153,000

The Company evaluates performance based on net loss and per share results excluding stock compensation expense, the charge off and amortization of acquired intangible assets, restructuring charges and other non-recurring expenses and gains, which it believes is useful to investors in evaluating ongoing results since they are either non-cash or non-recurring in nature. Reporting these adjusted results is not in accordance with U.S. generally accepted accounting principles (GAAP). The following table provides a reconciliation of reported net loss and related per share results to adjusted non-GAAP net loss and related per share results.

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2016	2015	2016	2015
GAAP net loss	$(3,296,000)	$(467,000)	$(12,774,000)	$(5,218,000)
Adjusting items:
Stock compensation expense	(359,000)	157,000	82,000	625,000
Amortization of acquired intangible assets	129,000	108,000	517,000	432,000
Restructuring charges	—	—	—	573,000
Gain on sale of building	—	—	(785,000)	—
Goodwill and intangible asset impairment	1,979,000	—	7,996,000	—
Adjusted non-GAAP net loss	$(1,547,000)	$(202,000)	$(4,964,000)	$(3,588,000)

Net loss per share - diluted	$(.35)	$(.05)	$(1.37)	$(.57)
Adjusting items:
Stock compensation expense	(.04)	.02	.01	.07
Amortization of acquired intangible assets	.01	.01	.05	.05
Restructuring charges	—	—	—	.06
Gain on sale of building	—	—	(.08)	—
Goodwill and intangible asset impairment	.21	—	.86	—
Adjusted non-GAAP net loss per share	$(.17)	$(.02)	$(.53)	$(.39)

Diluted shares outstanding	9,348,000	9,202,000	9,341,000	9,153,000